Exhibit 107

Calculation of Filing Fee Tables

F-1
(Form Type)

TNL Mediagene
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security type	Security class title	Fee calculation rule	Amount to be registered		Proposed maximum offering price per unit		Maximum aggregate offering price		Fee rate	Amount of registration fee
Fees to be paid	Equity	TNL Mediagene Ordinary Shares	457(c)	4,558,677	(1)	$0.68	(2)	$3,099,900.36	(3)	0.00015310	$474.59	(4)

	Total Fee Due										$474.59

(1)	Represents the initial maximum number of TNL Mediagene Ordinary Shares that may be acquired by the Selling Securityholders, consisting of (i) up to 4,000,000 TNL Mediagene Ordinary Shares by 3i, which may be issued pursuant to the Initial Note; and (b) up to 558,677 TNL Mediagene Ordinary Shares by the Green Quest Shareholders, to be issued as the Green Quest Consideration Shares.
(2)	Based on the average of the high ($0.74) and low ($0.62) prices of TNL Mediagene Ordinary Shares on the Nasdaq Capital Market on May 28, 2025.
(3)	The Registrant will not receive any proceeds from the sale of TNL Mediagene Ordinary Shares by the Selling Securityholders.
(4)	Paid herewith.